DISTRIBUTION AGREEMENT

KASESE COBALT COMPANY LIMITED
(Supplier)

AND

DANZAS CORPORATION
(Distributor)

THIS DISTRIBUTION AGREEMENT dated for reference the ____ day of ______________ 2004.

BETWEEN:

Kasese Cobalt Company Limited, a corporation organized under the laws of Uganda, having its address at Mbarara Road, Kasese, Uganda, ("KCCL"),

AND:

Danzas Corporation, a corporation under the laws of the Marshall Islands, having an address at __________________________________________ ("Danzas").

(Each a "Party" and collectively the "Parties")

WHEREAS:

A. The Supplier is operating a cobalt refinery in Uganda and is selling the cobalt metal. The Distributor is engaged in the worldwide trading of cobalt metals;

B. The Supplier has debts to Sutton Park International Ltd. ("Sutton Park") exceeding USD 139,000,000 ("KCCL Debts");

C. The Parties wish to closely co-operate in the sale and distribution of the Supplier's Product and the Supplier wishes and has agreed with Sutton Park to utilize certain portions of the proceeds from the cobalt metal to repay the KCCL Debts; and

D. The Parties therefore wish to set forth the rights and obligations of KCCL as Supplier and Danzas as Distributor, and the terms and conditions applicable thereto.

NOW THEREFORE, in consideration of the mutual premises, covenants and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. INTERPRETATION

1.01 Definitions. The capitalized terms in this Agreement including the recitals hereof shall have the following meaning:

"Affiliate" means, with respect to any given person, any other person directly or indirectly Controlling, Controlled by or under common Control with, such person;

"Agreement" means this agreement;

"Applicable Law" means in all respects the internal laws of England;

"Currency" means United States dollars;

"Customers" means customers of Danzas or, in the event that a sales agent of Danzas is purchasing the Product in its own name and reselling the Product, the customers of such agents;

"Danzas Process Agent" means HERZOG Rechtsanwalte with address in 60596 Frankfurt am Main, Germany;

"Distributor" means Danzas;

"Event of Default" has the meaning given in Section 18 hereof;

"Gross Margin" means (i) the Resale Price adjusted for reasonable sales commissions payable to agents or reasonable margins for sub-distributors, less (ii) the Purchase Price;

"KCCL Process Agent" means Mr. Ian Rigg with address in Millennium Tower 21st Floor, handleskai 94-96, A-1200 Vienna, Austria;

"Law" means any law (including common law and equity), constitution, statute, order, treaty, regulation, rule, ordinance, order, injunction, writ, judgment, determination, decree or award of any Official Body;

"Market Price" means the price which is mid way between the upper limit price for 99.3% cobalt and the lower limit form 99.8% cobalt for the Product as quoted in the current issue of Metal Bulletin magazine;

"Metal Bulletin" means the Metal Bulletin World Steel & Metal News, published by Metal Bulletin plc. of 16 lower Marcsh, London UK.

"Minimum Purchase Price" means, except that the Parties mutually agree otherwise, USD 10 (say: ten United States Dollars);

"Official Body" means any governmental or political subdivision or any agency (including, without limitation, any licensing or regulatory agency), body, office, authority, bureau, central bank, monetary authority, commission, department of instrumentality thereof, or any court, board, tribunal, grand jury or arbitrator, commission or instrumentality thereof, whether foreign or domestic and, when used in the context of a particular person, having jurisdiction over such person;

"person" means any individual, sole proprietorship, corporation, partnership, bank, joint venture, trust, unincorporated association, association, institution, entity, party or Official Body;

"Place of Venue" means Frankfurt am Main;

"Permitted Assignee" means Sutton Park International Limited;

"Product" means cobalt metal broken cathodes;

"Purchase Price" means USD 12 (twelve) plus 50 percent of the difference between USD 12 and the Resale Price, but not less than the Minimum Purchase Price, except when mutually adjusted or agreed otherwise;

"Resale Price" means the purchase price attained by the Distributor from Customers;

"Supplier" means KCCL;

"Supplier's Production" means the Supplier's complete production of Product, currently totaling approximately 700 tons per annum, adjusted for the volume committed to MFC Commodities GmbH, Vienna, for resale to Glencore totaling 360 tons until March 31, 2005;

"Territory" means all countries and territories worldwide;

1.02 Headings. The division of this Agreement into Sections and Clauses and the insertion of headings are for convenience only and do not form a part of this Agreement and will not be used to interpret, construct, define or limit the scope, extent or intent of this Agreement.

1.03 Clause References. Unless otherwise specified, referenced in this Agreement to "clauses" are to clauses of this Agreement.

1.04 Number and Gender. Words imparting the singular number include the plural and vice-versa and words imparting gender include the masculine, feminine and gender neutral as the context requires.

2. APPOINTMENT

Appointment. The Supplier grants and the Distributor accepts the exclusive right to market and sell the Supplier's Production in the Territory.

3. PRODUCT

3.01 Product Information. The Supplier shall furnish to the Distributor free of chare with all documentation and any further information relating to the Product as is reasonably needed to sell the Product and to carry out is obligations under the Agreement. The Distributor shall return to the Supplier, at the end of this Agreement, all documents which have been made available to it by the Supplier and which remain in possession and shall not disclose the contents to third parties.

3.02 Changes. The Supplier shall advise the Distributor of all changes regarding the composition and manufacture of the Product, from time to time, and assist the Distributor in communicating such information to customers.

4. DISTRIBUTOR'S FUNCTIONS

4.01 Activities of Distributor The Distributor sells in its own name and for its own account, in the Territory, the Product purchased from and supplied by the Supplier. The Parties shall separately agree on generally acceptable delivery and payment terms in order to allow the Distributor to effectively promote and sell the Product. The Distributor agrees to use its best efforts to promote the sale of the Product in the Territory and shall protect the Supplier's interests with the diligence of a responsible businessman.

4.02 No Authorization. The Distributor is not an agent of the Supplier and is not entitled to act in the name of, or on behalf of, the Supplier, unless previously and specifically authorized to do so by the latter. The Distributor therefore shall not enter into any agreement, contract or arrangement with any government or governmental representative or with any person, firm or corporation, or with any other enterprise imposing any legal obligation or liability of any kind whatsoever on the Supplier, without obtaining the prior written consent of the Supplier in each instance.

4.03 Authorized Distributor. The Distributor is authorized but not obligated to describe, refer to and advertise itself as an authorized distributor of the Supplier and to permit its agents to describe, refer to and advertise themselves as its authorized agents and as agents of KCCL. The Distributor agrees that upon termination of this Agreement for any reason, it shall immediately thereafter cease to make any representations to the public that it is such an authorized Distributor.

4.04 Acting as Agent. The Distributor may, in cases in which it does not want to buy and resell, refer such business to the Supplier for a direct sale to the customer. For such activity as intermediary the Distributor will receive a commission to be agreed upon on a case by case basis. It is expressively agreed that such activity as intermediary, to the extent it remains of an accessory character, does not modify the legal status of the Distributor as a trader acting in its own name and for its own account.

4.05 Sub-Distributors. The Distributor may engage sub-distributors or agents for the sale of the Product in the Territory. The Distributor shall be fully responsible for the activities of his sub-Distributors.

4.06 Information of Supplier. The Distributor shall exercise due diligence to keep the Supplier informed about (i) the Distributor's activities, (ii) market conditions and the state of competition within the Territory, (iii) the laws and regulations which are applicable in the Territory and relate to the Product (e.g. import regulations, labeling, technical specifications, safety requirements, etc.) and (iv) as far as they are relevant for the Supplier, the laws and regulations concerning the Distributor's activity. The Distributor shall answer any reasonable request for information made by the Supplier.

4.07 Resale Prices. The Distributor is free to fix the resale prices of the Product. The Distributor shall avoid such pricing policies as would clearly adversely affect the market price of the Product.

5. PURCHASE PRICE, ASSIGNMENT, DEBT ASSUMPTION

5.01 Purchase Price. The Distributor shall pay to the Supplier the Purchase Price at times and in a manner as agreed upon between the Parties from time to time.

5.02 Delivery Terms. In the event that the Parties do not agree separately on delivery terms the following terms shall apply to the orders placed by the Distributor regardless of whether reference to this Agreement is made therein:

(a) Delivery time: In accordance with the placed order if not expressly rejected;

(b) Payment terms: 90% against Supplier's commercial invoice, loading documents, certificate of Supplier's invoice weight and certificate of quality issued by the Supplier;

(c) Packing: Original producer's drums of 200-250 kgs, strapped on pallets;

(d) Insurance: Supplier to sell FOB Mombassa. Distributor to arrange for Marine Cargo insurance from Mombassa to destination;

(e) Incoterms: FOB Mombassa, Kenya, Incoterms 2000 edition;

(f) Sampling and Analysis: Report on chemical and mechanical analysis to be prepared by the Supplier at the production plant in accordance with internationally accepted methods of sampling, preparation of samples and chemical analysis. Chemical and mechanical analysis shall be determined by Supplier from a sample taken at loading. The Distributor may at its sole discretion and cost appoint a representative to be present at sampling. Final quality of the Product shipped may be checked by the end customer and if the result of that assay is materially different from the shippers assay, a third assay will be performed by a qualified assay laboratory and results of that assay shall be binding in the absence of manifest error;

(g) Governing laws: Applicable Law;

(h) Dispute Settlement: Arbitration in Paris under ICC Rules in force at the time a dispute arises, three arbitrators, language English.

5.03 Assignment. The Supplier herewith notifies the Distributor that it has assigned such portion of the Purchase Price that exceeds USD 12 (twelve) ("Assigned Portion") to Sutton Park ("Assignee") by a deed of assignment dated the date hereof, a copy of which is attached in a Schedule hereto. Unless otherwise instructed by both the Supplier and the Assignee the Distributor shall and will pay the Assigned Portion only in accordance with instructions received from the Assignee.

5.04 Market Price. In the event that the Market Price falls below USD 12 both the Distributor will not be obliged to place and the Supplier will not be obliged to accept orders. In this event the term of this Agreement shall be deemed suspended for such period of time and any sales targets shall be adjusted accordingly. However, nothing herein shall release a Party from making such deliveries, and respectively accepting such deliveries on terms and conditions that have been agreed upon prior between the Parties in binding purchase/sale contracts.

5.05 Debt Assumption. When the outstanding balance on the KCCL Debt is equal to the accumulated Gross Margin generated by Danzas, Danzas will assume the then outstanding balance of the KCCL Debt ("Debt Assumption"). Sutton Park has agreed to this debt assumption.

6. SUPPLIER'S ADDITIONAL OBLIGATIONS

6.01 Information. The Supplier shall keep the Distributor informed of any relevant communication with customers in the Territory.

6.02 Delivery Terms. The Supplier shall strictly comply with the delivery terms agreed between it and the Distributor and avoid any act or measure that could cause harm to the Distributor and avoid any act or measure that could cause harm to the Distributor.

6.03 Assist Distributor. The Supplier shall reasonably assist the Distributor in its operation, including following up all inquiries without delay, and keeping the Distributor informed of all matters likely to affect the sales of the Product.

7. EXCLUSIVITY SALES TARGETS

7.01 Exclusive Distributor. The Supplier shall not, during the life of this Agreement, grant any other person or undertaking (including a subsidiary of the Supplier) the right to represent or market the Product in the Territory (i.e. worldwide exclusivity of the Distributor). The Supplier shall furthermore refrain from selling directly or otherwise to customers established in the Territory.

7.02 Sales Volume, Supplier's Capacity. The Supplier will inform the Distributor in due time about the expected annual volume of its production and the likely break down of such into monthly volumes. The Parties shall mutually agree on delivery schedules having due regard to prevailing market conditions and customary delivery and contract schedules. If the Supplier at any time expects that his capacity of supply will be significantly lower or higher than the forecast or as set out in an agreed delivery schedule or that which the Distributor could normally expect, he will inform the Distributor within a reasonable time. For greater certainty, such notification shall not release the Supplier from its obligation to deliver any amounts from which delivery contracts have been firmly concluded between it and the Distributor.

7.03 Sales Targets. The annual sales target shall be the Supplier's Production or any other volume mutually agreed upon for a specific period of time by the Parties ("Sales Target"). In the event that the Parties have set a sales target for a specific period of time and thereafter cannot agree on a new sales target for a subsequent period of time the sales target shall be again the Supplier's Production , or any remainder for the then current year. The Parties shall make their best efforts to attain the targets agreed upon, but the non-attainment shall not be considered as a breach of this Agreement by a party. However, nothing herein shall release a Party from making or accepting such deliveries that will be agreed in the separate purchase agreements.

7.04 Exclusivity Not Applicable. Notwithstanding the exclusivity grated to the Distributor pursuant to clause 7.01 (Exclusive Distributor) above, the Supplier shall have the right to directly sell, market or distribute its Product to the extent that the Distributor fails to meet the Sales Target. The Distributor is obliged to notify the Supplier in writing reasonably in advance if it cannot market al or parts of Supplier's Production for a specific period of time, or generally. If the Distributor fails to meet the Sales Target for a period of three subsequent years, the Supplier may request that the Sales Target be reduced to the average annual volume purchased by the Distributor in the last three years.

7.05 Direct Sale to MFC Commodities GmbH. The Supplier has verbally committed to deliver to MFC Commodities GmbH, Vienna, ("MFCC") an aggregate volume of 360 tons of Product for deliveries and resale by MFCC ("MFCC Volume") until March 31, 2005. The Supplier wishes that the MFCC Volume be included under this Distribution Agreement such that the Distributor will purchase the respective volumes from the Supplier who will resell such Product to MFCC. MFCC has agreed to this amendment.

8. COMPETITION

Competitive Products. The Distributor may distribute, manufacture, market or represent any products, regardless of whether or not such products are in competition with the Product, for the entire term of this Agreement.

9. WARRANTY, CUSTOMER SERVICE, MANUFACTURER'S WARRANTY

9.01 Inspection. The Distributor's warranty rights require that he or his customers inspect the delivered Products upon receipt and notifies the Supplier immediately in writing, but not later than eight (8) weeks after receipt of the Products by the Distributor's customer, or any defect; the Supplier must be notified in writing of any hidden defects immediately upon their discovery.

9.02 Remedies. To the extent the delivered Products are defective, the Supplier shall at the option of the Distributor either remove the defect or deliver a replacement free of charge. In the event that the removal of the defect or the delivery of the replacement fails or the Supplier is unable to arrange for removal or replacement within a reasonable time period, the Distributor shall be entitled to each and any remedies provided for under the Applicable Law, and the Distributor may at his own option demand a reduction of the purchase price or a rescission of the respective sales contract.

9.03 Warranty Period. The warranty period shall be the longer of (i) twelve months from the point in time when the Distributor has delivered the respective Product to his customer or (ii) the statutory warranty period applicable to a specific resale contract entered into between the Distributor and a customer of it.

9.04 Compensation. To the extent the Distributor fulfills warranty obligations towards his customers during the warranty period pursuant to subsection (3) with regard to defects of the Products for which the Supplier is responsible also under consideration of subsection (1), the Distributor shall be entitled to claim a reasonable compensation for his expenses.

9.05 Customers' Complaints and Observations. The Distributor shall immediately inform the Supplier of any observations or complaints receive from customers in respect of the Products. The parties hereto shall deal promptly and properly with such complaints. The Distributor has no authority to obligate the Supplier in any way unless he has received a specific written authorization.

10. SUPPLIER'S LIABILITY

10.01 Liability. The Supplier shall be liable for the Distributor's damage, including consequential damages and loss of profit, if it is caused intentionally or in a negligent manner by him or his servants.

10.02 Distributor's Obligation. The Distributor shall not alter the delivered Products. If the Distributor is in breach of this provision, he shall indemnify the Supplier against product liability claims of third parties, provided that he is responsible for the defect causing liability.

10.03 Recall. If the Supplier is prompted to recall a Product due to a product defect, the Distributor shall support the Supplier and undertake all reasonable measures requested by the Supplier. The Supplier shall indemnify the Distributor for all necessary expenses incurred in this respect.

11. SUPPLIER'S INTELLECTUAL PROPERTY

11.01 Ownership. The Distributor acknowledges the validity and ownership of any of the Supplier's trade marks, trade names, symbols, copyrights in all sales material supplied and other, other proprietary marks, patents, utility models, designs and similar intellectual property rights relating to the sale and marketing of the Products ("Intellectual Property") and agrees that the Intellectual Property is and shall remain the property of the Supplier.

11.02 Use of Intellectual Property. The Distributor may use the Supplier's trademarks, trade names or any other symbols, but for the only purpose of identifying and advertising the Products, within the scope of this Agreement and in the Supplier's sole interest. The same applies to any other item of the Intellectual Property. The Distributor agrees that it shall not use the trademarks, trade names or other symbols as any party of the name under which it conducts its business.

11.03 No Registration by Distributor. The Distributor hereby agrees neither to register, nor to have registered, any Intellectual Property of the Supplier (or which are confusingly similar to such of the Supplier), in the Territory or elsewhere.

11.04 Cessation of Right. The Distributor's right to use the Supplier's Intellectual Property, as provided for under the first paragraph of this Section, shall cease immediately on the expiration or termination, for any reason, of the present Agreement.

11.05 Infringement. The Distributor shall not in any way do anything to infringe upon, harm or contest the validity of the Intellectual Property. Further, the Distributor shall notify the Supplier of any infringement of the Supplier's Intellectual Property that comes to his notice. The following states the entire obligation of the Supplier with respect to any such infringement.

(a) the Supplier will defend the Distributor against a claim that the manufacture or sale of any Products that infringes a patent, trade mark or copyright or similar intellectual property right and the Supplier will pay resulting costs, damages and legal fees finally awarded, provided that the Distributor promptly notifies the Supplier in writing of the claim and the Supplier has sole control of the defence and all related settlement negotiations.

(b) If such claim has occurred, or in the Supplier's opinion is likely to occur, the Distributor agrees to permit the Supplier at its option and expense, either to procure the rights to continue offering the sale of the Product or to replace or modify the Product or the manufacturing process so that it becomes non-infringing. If neither of the foregoing alternatives is reasonably available, the Distributor agrees that the Supplier shall be entitled to cease selling the Product in any territory where such infringement is claimed to be occurring.

12. GOOD FAITH AND FAIR DEALING

12.01 Fair Dealing. In carrying out their obligations under this agreement the Parties will act in accordance with good faith and fair dealing.

12.02 Good Faith. The provisions of this Agreement, as well as any statements made by the Parties in connection with their relationship hereunder, shall be interpreted in good faith.

13. RELATIONSHIP

13.01 Status. The relationship between the Parties is intended to be and shall be that of independent contractors. The parties acknowledge and agree that neither party is an employee, partner or joint venturer of the respective other Party. Neither Party shall act or attempt to act, or represent itself, directly or by implication, as an employee, partner or joint venturer of the other Party. Danzas shall in the course of all transactions and in all correspondence and other documents emphasize its role as Distributor when distributing the Product in its own name and for its own account.

13.02 No Franchise. The relationship created by this Agreement does not constitute the granting of a franchise to Danzas and no federal, provincial or state franchise statute, law, regulation or rule is intended to or has been applied by the parties, nor shall any such franchise, statute, law, regulation or rule be deemed or construed to apply to the formation, operation , administration or termination of this Agreement.

14. INFORMATION

14.01 Laws and Regulations. Each Party shall exercise due diligence to keep the other Party informed about the laws and regulations that are to apply to the promotion, purchase and sale of the Product (e.g. export and import regulations, labeling, technical specifications, safety requirements, etc.), and (ii) the laws and regulations concerning their activities, as far as they are relevant for the other Party.

15. TERM OF THE AGREEMENT

15.01 Initial Term. This Agreement shall commence on the date hereof and be entered into for an initial term ending on December 31, 2014 ("Initial Term").

15.02 Renewal Option. The Agreement shall automatically renew for three successive renewal terms (each a "Renewal Term") of two (2) years each, provided that the Distributor does not terminate this Agreement by providing the Supplier not less than three (3) month's written notice of such termination prior to expiry of the Initial Term or a Renewal Term ("Renewal Option"). For greater certainty, a Renewal Option can be exercised only if the preceding Renewal Option was exercised.

15.03 Automatic Renewal. In the event that the Distributor does not exercise a Renewal Option in accordance with Clause 15.2 above, or subsequent to the expiry of the Renewal Options, the Agreement shall automatically renew for successive renewal terms (each a "Renewal Term") of two (2) years each, provided that either Party hereto may terminate this Agreement at the expiry of any such Renewal Term by providing not less than three (3) month's prior written notice of such termination.

15.04 KCCL's Right to Terminate. KCCL, at its sole and unrestricted discretion, shall be entitled to terminate this Agreement by providing the Distributor not less than three (3) month's notice within six months of Debt Assumption.

15.05 Return of Documents and Samples. Upon expiry or termination of this Agreement the Distributor shall return to the Supplier all advertising material and other documents and samples which have been supplied to him by the Supplier and are in the Distributor's possession.

16. EARLIER TERMINATION

16.01 Termination With Immediate Effect. Each Party may terminate this Agreement with immediate effect, by notice given in writing by means of communication ensuring evidence and date of receipt (e.g. registered mail with return receipt, special courier, telex), in case of an Event of Default hereunder relating to the other Party. The notice shall be given within no more than 2 months following the occurrence and knowledge of an Event of Default.

16.02 Effective Termination. If a party terminates the Agreement according to Clause 16.01, but a court of the arbitrators, as the case may be, ascertain that the reasons put forward by that party will be entitled to damages for the unjustified earlier termination. The above damages are in addition to the indemnity which may be due under Section 17 of this Agreement.

17. INDEMNITIES AND SET-OFF

17.01 General Indemnity. Subject only to and with the exemption of the express limitations of liability set out herein, each Party shall indemnify the respective other Party ("Other Party") against all losses, liabilities, damages, costs and expenses, which the Other Party may incur as a consequence of any Event of Default (applicable to the respective other Party) or any other breach by it of any of its obligations under this Agreement. However, no indemnification can be requested as to consequential damages and loss of profits, except when KCCL does not deliver Products for confirmed orders.

17.02 Currency Indemnity. Except as expressly agreed otherwise, the Currency shall be the currency of account and of payment in respect of sums payable by a Party ("Indebted Party") under this Agreement. If an amount is received in another currency, pursuant to any Law, regulation or order, in the winding-up, liquidation, insolvency or bankruptcy, on account of a judgment or arbitral award or otherwise, the Indebted Party's obligation under this Agreement shall be discharged only to the extent that the other Party ("Receiving Party") may purchase the Currency with such other currency in accordance with normal banking procedures upon receipt of such amount. If the amount in the Currency which may be so purchased, after deducting any costs of exchange and any other related costs, is less than the relevant sum payable under this Agreement, the Indebted Party shall indemnify the Receiving Party against the shortfall. This indemnity shall be an obligation of the Indebted Party independent of an in addition to its other obligations under this Agreement.

17.03 Set-Off. Each Party ("Offsetting Party") shall have the right, but not the obligation, without notice to the other Party ("Other Party") or to any other person, to set off and apply any balance on any account of the Other Party with the Offsetting Party, and any other indebtedness owing by the Offsetting Party to the Other Party ("Balance"), in each case, whether or not subject to notice, due or owing to a different branch or office and in whatever currency, against the liabilities of the Other Party under this Agreement. The Offsetting Party may convert any such Balance or other indebtedness at the prevailing rate of exchange into such other currencies as may be necessary for this purpose. This clause shall not affect any lien, right of set-off or other right to which the Offsetting Party may be entitled and is not intended to create any security interest.

18. EVENT OF DEFAULT

18.01 Events of Default. The following situations, but not limited to these, shall be considered events of default ("Events of Default") provided they are not cured in accordance with Clause 18.02 (Cure of Events of Default):

(a) Substantial Breach. Any failure by a Party to carry out all or part of his material obligations under the Agreement, or under any purchase contract entered into resulting from this Agreement;

(b) Cross Default. Any material financial indebtedness of a Party becomes payable or capable of being declared payable before its stated maturity by reason of an event of default, however described, or is not paid when due, any encumbrance securing any financial indebtedness of a Party becomes enforceable, or an event of default, however described, occurs in any other material agreement to which a Party is a party;

(c) Execution: A creditor takes possession of all or any part of the business or assets of a Party, or any execution, attachment or other legal process is enforced against all or any part of the assets or business of such Party and is not discharged within 30 days, or any order is made against a Party and is not complied with or discharged within 30 days, unless the order is subject to appeal and is contested by such Party in good faith;

(d) Insolvency Proceedings. A petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed or a notice is issued convening a meeting for the purpose of passing any resolution or any other step is taken for the winding-up, insolvency, bankruptcy, administration, re-organization or reconstruction of a Party or for the appointment of a liquidator, administrator, administrative receiver, receiver, trustee or similar officer of such Party or for all or any part of its business or assets;

(e) Inability to Pay Debts. A Party stops or suspends its payments to its creditors or any class of its creditors, or is unable or under applicable law is deemed to be unable or admits its inability to pay its debts as they fall due, or seeks to enter into any composition or other arrangement with its creditors or any class of its creditors or commences any process for relief of debtors, or is declared or becomes insolvent or bankrupt;

(f) Analogous Proceedings. Any event occurs in any jurisdiction which has an effect analogous to any of the events described in paragraphs (c) (Execution), (d) (Insolvency Proceedings) and (e) (Inability to Pay Debts) above;

(g) Business. A Party ceases, not only temporarily (e.g. relating to the Supplier the suspension of production due to market conditions or for maintenance of repair works), to carry on all or any substantial part of its business, or changes the nature or scope of its business to a material extent, or disposes of all any substantial part of its business or assets, or proposes to do any of the foregoing;

(h) Expropriation. Any governmental or other authority, whether de jure or de facto, nationalises, compulsory acquires, expropriates or seizes all or any material part of the business or assets of a Party;

(i) Enforceability of Obligations. A Party disputes the validity or enforceability of or purports to terminate or repudiate this Agreement other than permitted herein.

18.02 Cure of Default. An Event of Default shall not be deemed as such if being cured, provided it is capable of being cured, within 30 days as to (a) and (i) and 90 days as to (b) through (h).

19. ASSIGNMENT

19.01 The Distributor. The Distributor may at any time assign ("Assignee Distributor") all or any part of its rights and benefits under or arising out of this Agreement. The Distributor may also agree with an Assignee Distributor that the Assignee Distributor shall assume and perform all or parts of the Distributor's obligations hereunder. The Supplier shall execute and do all such transfers, assignments, assurances, acts and things as the Distributor may require or as is required by applicable Laws for perfecting and completing any such assignment and/or assumption or rights, benefits and obligations:

(a) When such an assignment takes effect references in this Agreement to the Distributor shall thereafter be construed so as to include the Assignee Distributor in relation to such rights and benefits and

(b) When such an assumption takes effect the Distributor shall be released from the transferred obligations and the Supplier shall look only to the Assignee Distributor in respect of such obligations.

All agreements, representations and warranties made in this Agreement shall survive any assignment and/or assumption made pursuant to this Clause and shall also inure to the benefit of all Assignee Distributors.

19.02 The Supplier. The Supplier shall not assign any of its rights and benefits under or arising out of this Agreement except to a Permitted Assignee.

20. GOVERNING LAW

20.01 Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed and construed in accordance with the Applicable Law.

20.02 Jurisdiction. The parties irrevocably agree for the benefit of each other party that any legal action arising out of or relating to this Agreement may be brought in the courts of the Place of Venue or of the other Party's principal office and such other Party irrevocably submits to the exclusive jurisdiction of such courts.

20.03 No Limitation on Right of Action. Nothing in this Agreement shall limit the right of a Party to commence any legal action against the respective other Party and/or its assets in any other jurisdiction or to serve process in any manner permitted by Law, and the taking of proceedings in any jurisdiction shall not preclude from taking proceedings in any other jurisdiction whether concurrently or not.

20.04 Survival. This Section 20 will survive any termination of this Agreement and will continue to be binding upon the parties, their successors and permitted assigns and be enforceable against them.

20.05 Process Agent. Danzas irrevocably appoints the Danzas Process Agent and KCCL irrevocably appoints the KCCL Process Agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal proceeding. If for any reason an agent named above, or its successor, no longer serves as agent of a Party for this purpose, such Party shall promptly appoint a successor agent approved by the other Party and notify the other Party hereof. Until the other Party receives such notification, it shall be entitled to treat the respective agent, or its said successor, as the agent of the Party for the purposes of this Clause. Both Parties agree that any legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being whether or not such agent gives notice thereof to the Party.

21. NOTICES

21.01 Delivery. Except as otherwise expressly provided herein, all notices, requests, demands, directions and communications (each a "Notice" and collectively the "Notices") by one party to the other shall be in writing or sent to the relevant party at its address or telex or fax number set out below (or such other address or telex number of fax number as the addressee has by not less than 7 days' prior written notice specified to the other party):

To the Supplier: Mbarara Road, Kasese, Uganda, Phone: 00256-38-412000, fax: 00256-38-412014.

To the Distributor: c/o Danzas' Process Agent, Phone 0049-69-630090-20, fax 0049-69-630090-95.

21.02 Deemed Delivery. Any Notice addressed to any relevant party in accordance with Clause 21.01 (Delivery) shall be deemed to have been delivered:

(a) Letter: if given or made by letter, when actually delivered to the relevant address;

(b) Telex or Fax: if given by telex, when dispatched with confirmation answerback, and if given or made by fax, when dispatched with a fax transmission report showing that the entire communication was received, provided that a communication which is received after 5:00 p.m. on a working day, or on a day which is not a full working day, in the place of receipt shall be deemed to be delivered on the next full working day in that place.

21.03 Each Notice under this Agreement shall be in English. Any other documents required to be delivered under this Agreement shall be either in English or be accompanied by a certified translation into English.

22. CONFIDENTIALITY, ANNOUNCEMENTS

22.01 Confidentiality. Except as required under applicable Laws or rules, the Parties agree to use reasonable efforts to ensure that any information relating to the Agreement which is not publicly filed or otherwise made available to the public generally without violating this confidentiality clause will, to the extent permitted by Law, be treated confidentially by the parties and will not, except as provided for herein or with the consent of all Parties, be distributed or otherwise made available to any person other than to employees, authorized Distributors, counsel or representatives, who shall be made aware of the confidential nature of such information.

22.02 Announcements. No announcement of any kind shall be made in respect of the subject matter of this Agreement or any ancillary matter except as specifically agreed in writing between the Parties prior to its being made, or as required by Law or any relevant stock exchange or other competent regulatory authority.

23. MISCELLANEOUS

23.01 Execution. This Agreement shall be effective as from the date of this Agreement. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts which when taken together shall constitute one agreement.

23.02 Further Assurance. Each of the Parties shall at all times from the date of this Agreement, do all things as may be required to give effect to this Agreement and to all other agreements contemplated hereby at their own expense, including without limitation the execution of all deeds and documents, procuring the convening of all meetings, giving of all necessary waivers and consents and passing all resolutions and otherwise exercising all powers and rights available to them.

23.03 No Waiver; Remedies. No failure on the part of a Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

23.04 Amendment. No addition or modification to and no amendment of any provision of this Agreement ("Amendment") shall be effective unless made in writing, or any other stricter form as required by the Applicable Law or any other Law applicable to such Amendment, and signed by each party thereto which is then a party to the respective document being amended. However, a party may be precluded by his conduct from asserting the invalidity of additions, modifications or amendments not made in writing to the extent that the other party has relied on such conduct.

23.05 Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

23.06 Entire Agreement. This Agreement supersedes any other preceding, and constitutes the entire agreement between the Parties on the subject. Its execution has not been induced by, nor do any of the Parties rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof.

23.07 Severance. Should any provision or part of a provision of this Agreement be or become invalid or unenforceable, or should this Agreement contain an unintended contractual gap, then the validity or enforceability of the remainder of the Agreement shall not be affected and such unenforceable or invalid article, clause, section or portion thereof shall be severed from the remainder of this Agreement. Any such invalid or unenforceable provision shall be deemed replaced by, or any gap deemed to be filled with, an appropriate provision, which, in accordance with the economic purpose and object of the provision and/or Agreement and as far as legally permissible, shall come closest to the Parties' original intention, or that intention which the Parties would have had, had they considered the issue.

23.08 Authentic Text. The English text of this Agreement is the only authentic text.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day and year set out hereunder.

SUPPLIER	Date: 4/5/04 BY: /s/ signed (Authorized representative)
DISTRIBUTOR	Date: 5/6/2004 BY: /s/ Michael Smith (Authorized representative)